Exhibit 8.1

D: +1 212 225 2694

jfactor@cgsh.com

March 1, 2021

Prudential Financial, Inc.

751 Broad Street

Newark, New Jersey 07102

Ladies and Gentlemen:

We have acted as special tax counsel to Prudential Financial, Inc., a New Jersey corporation (the “Company”), in connection with the Company’s preparation and filing with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (the “Registration Statement”) and the related prospectus supplement (the “Prospectus Supplement”) filed March 1, 2021 with respect to the Company’s offering of Medium-Term Notes, Series E (the “Notes”). Our advice forms the basis for the discussion of United States federal income tax consequences appearing under the heading “Material Federal Income Tax Considerations” in the Prospectus Supplement and in each related pricing supplement in which we are identified as counsel; such discussion represents our opinion with respect to the material United States federal income tax consequences of acquiring, owning and disposing of Notes.

We assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the views expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm in the Registration Statement and the Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Jason R. Factor
Jason R. Factor, a Partner

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